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                                                                     EXHIBIT 5.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-11 of our reports dated March 5, 1999, on our audit of the consolidated financial statements and financial statement schedule of Corporate Property Associates 14 Incorporated and Subsidiaries as of December 31, 1997 and 1998 and for the period from inception (June 4, 1997) to December 31, 1997 and the year ended December 31, 1998, and on our audit of the financial statements and financial statement schedule of ET LLC as of December 31, 1998 and for the period from inception (February 2, 1998) to December 31, 1998, which reports are incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference to our firm under the caption "Experts."

/s/ PricewaterhouseCoopers LLP

New York, New York
April 15, 1999